Exhibit 10.44
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT is between 180 Connect, Inc., a Nevada corporation (the “Company’), and Kyle M. Hall (“Executive”).
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1.     Employment.
     The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Term (see Section 24 for all definitions). Executive’s start date shall be October 17, 2007. This Agreement will automatically be renewed for a Renewal Term upon the expiration of the Initial Term or Renewal Term then in effect unless one party provides the other party written notice of intent not to renew at least one hundred and eighty (180) days prior to the expiration of the Initial Term or Renewal Term then in effect.
     2.     Authority.
     It is agreed that the governance committee of the Parent’s Board of Director’s shall serve as the final arbiter of interpretation, application and execution of all provisions of this Agreement to the extent not otherwise specified.
     3.     Position and Duties.
            (a) During the Employment Term, Executive shall serve as the Senior Vice President and Chief Legal Officer (“CLO”) of the Company and the other Related Companies, and shall have the normal duties, responsibilities and authority, consistent with a CLO position of a publicly-traded company, including, without limitation, providing leadership, direction and oversight for all legal activities and issues of the Related Companies, including without limitation, all matters and reporting arising under the 1933 Securities Act and 1934 Exchange Act; imparting legal advice and guidance to the Board of Directors, senior management and other staff of the Related Companies; managing general business transactions, drafting and reviewing contracts and other legal documentation; managing litigation, mediation and dispute resolution; managing external legal resources; participating in negotiation and structuring of new ventures and merger, acquisition and disposition transactions; assisting in the assessment, establishment and, as appropriate, upgrading of compliance programs and procedures related to general corporate and human resource matters; coordinating/managing corporate governance procedures; serving as a member of the senior leadership team; and supervising professional and administrative staff. Executive shall be based in Englewood, Colorado. Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company and the other Related Companies. It is understood that Executive’s title and rate of pay may change in the future by mutual agreement in writing of the parties and that this Agreement shall be automatically deemed amended at and as of the time of any such change, without the necessity of further formal amendment of this Agreement.

            (b) Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity in accordance with the Company’s applicable policies, as they may be amended from time to time) to the business and affairs of the Related Companies. Executive shall perform Executive’s duties and responsibilities under this Agreement to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. During employment, Executive will (i) avoid conflicts of interest, and (ii) advise the Parent’s Board of Directors of any business opportunity that involves products or services like those offered by the Related Companies or that a reasonable person in Executive’s position might otherwise anticipate that the Related Companies would have an interest in. Executive shall be subject to a duty of loyalty to Related Companies during Executive’s employment provided for hereunder and for as long thereafter as the law allows. This Section shall not prevent the Employee from owning securities of any corporation whose securities are publicly traded on a stock exchange recognized by the proper authorities of the country in which the stock exchange is located, if such holdings represent less than three percent (3%) of the aggregate issued and outstanding securities of the same kind as such corporation.
     4.     Base Salary and Benefits.
            (a) During the Employment Term, the Company shall pay Executive (i) a base salary of two hundred ten thousand dollars ($210,000.00) per annum (the “Base Salary”) and (ii) a vehicle allowance of six hundred dollars ($600.00) per month each month (“Vehicle Allowance”), each of which Base Salary and Vehicle Allowance shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. Executive’s Base Salary shall be reviewed annually and shall be subject to adjustment based on, among other things, market practice and Executive’s performance; provided, however, that modifications to compensation are subject to Executive’s right to consent or object on grounds that the change is a detrimental, material change under paragraph 24(h).
            (b) Executive will be eligible to participate in an annual bonus plan with bonus potential of up to fifty percent (50%) of Base Salary. This bonus plan will be based on a formula considering corporate profitability and specific performance goals. Any bonus awards under the annual bonus plan are in the sole discretion of the Company and are not guaranteed. Executive shall be eligible for a pro-rated 2007 bonus to be paid in 2008.

            (c) In addition to Executive’s Base Salary, Executive, during the Employment Term, shall be eligible to participate in any stock or stock option plan offered to other executives of the Company, subject to the terms of such plan, as it may be amended from time to time. In addition, subject to its development and subsequent approval by the Company’s Board of Directors, the Company’s shareholders and the appropriate stock exchange, Executive will be eligible to participate in a new long-term incentive program. Pursuant to this program, and subject to the approval as specified herein, Executive shall be granted twenty-four thousand (24,000) Restricted Stock Units and thirty-six thousand (36,000) Share Appreciation Rights. These incentives shall vest at twenty-five percent (25%) per year for four (4) years, except in the event of a Change in Control (as defined in the plan or program master agreements governing the issuance of Restricted Stock Units and Share Appreciation Rights), in which case these incentives shall be subject to accelerated treatment such that all outstanding Share Appreciation Rights held by Executive shall become vested and exercisable and all restrictions on Executive’s Restricted Stock Units shall lapse upon the occurrence of such Change in Control, unless an exception to such accelerated treatment is set forth under such plan or program agreements and such exception applies to all other executive officers of Parent and/or the other Related Companies holding similar incentives.
            (d) Executive shall be entitled to three (3) weeks paid vacation for each calendar year in which the Executive is employed under this Agreement, in accordance with the Company’s vacation policy as it may be established and amended from time to time by the Company. For any partial calendar year during which Executive is employed under this Agreement, he shall be entitled to a prorated amount of paid vacation, based on number of weeks worked in the calendar year pursuant to the Company’s then existing current vacation policy. Notwithstanding the foregoing, the Company acknowledges and agrees to honor Executive’s previously planned 14-day vacation commencing on November 9, 2007.
            (e) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies with respect to travel, entertainment and other business expenses, as they may be amended from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
            (f) Executive will be entitled to all benefits provided by the Company in accordance with the plans and practices of the Company applicable to Executive, as they may be amended from time to time, such as medical and dental insurance, life insurance and short-term and long-term disability insurance at company expense during the Employment Term. Health insurance will become effective on December 1, 2007.

     5.     Termination of Employment and Related Compensation.
            (a) The Employment Term of this Agreement shall terminate upon;
      (i) the expiration of the Initial Term or Renewal Term (whichever then applies) if one party gives the other party written notice of intent not to renew this Agreement at least one hundred and eighty (180) days before the expiration of the Initial Term or Renewal Term then in effect; or
      (ii) the occurrence of one of the following early termination events:
     (A) Executive’s death or permanent disability or incapacity (as determined by the governance committee of the Parent’s Board of Directors in their good faith judgment);
     (B) the mutual agreement of the Company and Executive;
     (C) Company’s termination of this Agreement for Cause or without Cause; or
     (D) Executive’s termination of this Agreement for Good Reason or without Good Reason.
            (b) If the Employment Term is terminated and Executive’s employment with Company ends because the Company terminated Executive’s employment without Cause or Executive’s employment is terminated by Executive for Good Reason or the Company elects not to renew or extend this Agreement at the end of the Initial Term or any Renewal Term, then Executive shall be entitled to receive:
      (i) the Severance Payment; and
      (ii) Executive’s Base Salary and the Vehicle Allowance earned through the date of termination, all accrued, unused vacation days and any and all vested and earned (in accordance with the applicable plan or program, including, without limitation, any accelerated vesting treatment under such plan or program as the result of a Change in Control (as defined in such plan or program) but unpaid amounts under the applicable incentive and/or deferred compensation plans; and
      (iii) a continuation of any health insurance benefits provided or sponsored by the Company that Executive was participating (for himself and his dependents) in immediately prior to termination for one (1) year upon substantially the same terms and conditions as from time to time are applicable to the senior executives of the Company. If the Executive loses a health insurance benefit that Executive participated in prior to termination because Executive cannot continue to participate in the Company’s plan due to circumstances outside of Executive’s control, the Company shall provide Executive sums monthly that are sufficient to cover Executive’s expense (on an after-tax basis) in securing a substantially similar, substitute health insurance benefit; provided, however, that Company shall not be required to pay Executive more than that required to secure comparable coverage. Notwithstanding the foregoing, in the event that the Executive becomes eligible to participate in the health and welfare plans of another employer or the Executive becomes eligible for Medicare coverage, the Company’s obligation to provide continued coverage hereunder shall cease; and
      (iv) The amounts payable pursuant to paragraph 5(b)(i) shall be payable in one lump sum payment within thirty (30) days following termination of the Employment Term. The amounts payable pursuant to paragraphs 5(b)(i) and (iii) shall not be due and owing unless and until (a) Executive shall have executed and delivered to the Company a release of any and all claims against the Related Companies (and their respective present and former officers, directors, employees and agents — collectively the “Released Parties”) and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive’s having revoked such Release, and (b) Executive is not in material violation of his obligations under this Agreement (including, without limitation, those in Sections 6-8, and 21). In the event Executive shall decline or fail for any reason to execute and deliver such Release, or is in material violation of an obligation created by this Agreement, then Executive shall be entitled to receive only those amounts provided pursuant to Paragraph 5(c) below.
            (c) If the Employment Term is terminated and Executive’s employment with the Company is ended by the Company for Cause, by Executive without Good Reason or due by the death or Disability of the Executive, then Executive shall be entitled to receive:
      (i) Executive’s Base Salary and Vehicle Allowance through the date of such termination, and all accrued, unused vacation days; and
      (ii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive and/or deferred compensation plans, and other employer programs of the Company in which Executive participates.
The foregoing sums shall be paid in accordance with the Company’s normal payment policies except where earlier payment is required by applicable law.
            (d) Except as otherwise provided herein, fringe benefits and bonuses hereunder (if any) which accrue or are payable on a date after the termination of the Employment Term shall cease upon such termination and shall not be payable in whole or in part except medical coverage if for disability, incapacity or retirement.

            (e) If Executive elects to terminate his employment with Company through exercising his right not to renew under Paragraph 5(a)(i) or through any other means and either: (i) Executive does not have a Good Reason to do so; or (ii) Executive fails to give Company written notice of the alleged Good Reason prior to terminating his employment; then Executive’s termination shall be considered a termination by Executive without Good Reason. In any case, the Company reserves the right to pay for Executive’s loyalty by continuation of then existing pay, incentives and benefits for a period of one (1) year.
            (f) In the event of a Change in Control, Company, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions and benefits that have been made to or provided to, and are to be made to or provided to, Executive under this Agreement, and any other agreement and plan benefiting Executive, to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”). If Company’s independent auditors determine that any such payments, distributions or benefits are subject to excise taxes as provided under Section 4999 of the Code (the “Excise Tax”), then such payment, distributions, or benefits (the “Original Payment(s)”) shall be increased by an amount (the “Gross-up Amount”) such that, after the Company withholds all taxes due, including any excise and employment taxes imposed on the Gross-up Amount, Executive will retain a net amount equal to the Original Payment(s) less income and employment taxes, if any, imposed on the Original Payment(s). To facilitate the calculation of the applicable excise tax, Executive agrees to provide Company’s auditors with copies of Executive’s Forms W-2 for the tax years they deem necessary for their use in determining the application of Section 4999 and calculating any amounts payable under this provision. Company’s auditors will perform the calculations in conformance with the foregoing provisions and provide Executive with a copy of their calculation. The intent of the parties is that Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-up Amount. If no determination by Company’s auditors is made prior to the time Executive is required to file a tax return reflecting any portion of the Original Payment(s), Executive will be entitled to receive a Gross-up Amount calculated on the basis of the Original Payment(s) Executive reports in such tax return, within thirty (30) days of the filing of such tax return. Executive agrees that, for the purposes of the foregoing sentence, Executive is not required to file a tax return until Executive has obtained the maximum number and length of filing extensions available. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payment(s) than is determined by Company’s independent auditors or reflected in Executive’s tax returns, Executive shall be entitled to receive the full Gross-up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from Company within thirty (30) days of such determination as long as Executive has taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-up Amount, Executive shall repay to Company, within thirty (30) days of Executive’s receipt of a refund resulting from that determination, the portion of the Gross-up Amount attributable to such reduction (plus the refunded portion of Gross-up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-up Amount being repaid, less any additional income tax resulting from such refund).

            (g) It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under 26 U.S.C. § 409A. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of 26 U.S.C. § 409A if such action will only benefit the Executive. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.
     6.     Confidential Information. “Confidential Information” means the Related Companies’ Trade Secrets (as defined below) and other material, observations, and data pertaining to the business of Related Companies that is obtained by Executive while employed with the Company and that the Company has not authorized for disclosure to the general public. A “Trade Secret” is any information or material (business or technical) that would qualify as a trade secret under applicable state law. The parties agree that the following items of Company information qualify as Related Companies Trade Secrets and Confidential Information: the database of information accessed through any proprietary database, internal plans and ideas for expansion and development of new services and products; internal customer lists, internal analysis of customers and prospective customers, and compilations of information about particular needs and preferences of customers; costs, specifications, processes, and related non-public pricing information; business and marketing plans; internal financial records, projections, and analysis; internal information and analysis regarding business opportunities (including, without limitation, candidates, plans and techniques for acquisitions, joint ventures, partnerships and alliances); supplier pricing and agreements; personnel analysis and private information in personnel files including wages issues for non-exempt employees; and specialized procedures and techniques used in the management, operation, distribution, replenishment, and training functions of the Company. Except where otherwise required by applicable state law, an item does not have to qualify as a Trade Secret in order to be protected from unauthorized disclosure as Confidential Information under this Agreement. As used here “Confidential Information” does not include information, material, observations or data that is authorized for disclosure to the general public by the Related Companies or that is already readily available to the general public in the same or a substantially similar form. Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Trade Secret or Confidential Information without the prior written consent of the governance committee of the Parent’s Board of Directors. The foregoing restriction shall apply until the aforementioned matters become generally known to and available for use by the public (other than as a result of Executive’s acts or omissions). Executive shall deliver to the Company at the termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which Executive may then possess or have under Executive’s control.
     7.     Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Related Companies’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Related Companies (“Work Product”) belong to the applicable Related Company. Executive shall promptly disclose such Work Product to the governance committee of the Parent’s Board of Directors and perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
     8.     Protective Covenants: Non-Solicitation. Executive shall be provided one or more of the following upon the Effective Date of this Agreement: (a) new authorization to access Confidential Information of the Related Companies, (b) new authorization to represent the Related Companies in transactions, to receive reimbursement of expenses consistent with the Company’s policy, and/or other assistance in building goodwill and customer relationships for the Company, and/or (c) authorization to participate in specialized training provided by the Company.
            (a) Ancillary to the foregoing and other agreements of the parties herein, the parties agree and stipulate that the protective covenants provided for below: are reasonable and necessary to protect legitimate business interests of the Related Companies; are not against the public interest; and, do not place an unreasonable burden upon the Executive,
            (b) During the Restricted Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Related Companies to leave the employ of the Related Companies, or in any way interfere with the relationship between the Related Companies and any employee thereof, or (ii) hire any person who was an employee of the Related Companies at any time during the Employment Term.
            (c) During the Restricted Period, Executive shall not directly or indirectly through another person or entity (i) contact or solicit any Customer of the Related Companies on behalf of a Competing Business, (ii) induce or attempt to induce any Customer of the Related Companies to cease or reduce doing business with the Related Companies, or (iii) interfere with the relationship between any Customer and the Related Companies.

            (d) The provisions of this Section 8 will be enforced to the fullest extent permitted by the law. If, at the time of enforcement, a court shall hold that the duration or scope provided for in this Agreement are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
            (e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to temporary injunctive or other relief in order to temporarily enforce or prevent any violations of the provisions hereof, and to withhold making any unpaid Severance Payments until a final determination is made on whether Executive has violated the Agreement. The agreed upon bond, where a bond is required, will be one thousand dollars ($1,000.00). In the event that Executive is found to have violated a restriction in this Section 8, the Restricted Period shall be extended by one (1) day for each day Executive is found to have been in violation of the restriction up to a maximum of one (1) year.
     9.     Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
     10.     Survival. The Post-termination obligations of Executive provided for in this Agreement (including, without limitation, Sections 6, 7, 8, 20 and 21) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.
     11.     Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered to the recipient, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
     Notices to Executive: Executive’s address as set forth in the Company’s personnel records.
     Notices to the Company: Chief Executive Officer, 180 Connect, Inc., 6501 East Belleview Avenue, Suite 500, Englewood, CO 80111.

Or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
     12.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, applying the laws of the State of Colorado in accordance with Section 17 of this Agreement, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     13.     Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     14.     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     15.     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     16.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. Executive expressly consents to the assignment of this Agreement whether or not specifically scheduled as part of any transaction to any party that is a successor in interest to the Company, or that purchases any part of the business of the Company if Executive was employed within that part of the business that is purchased.
     17.     Choice of Law, Venue and Personal Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Executive expressly agrees that the venue of any proceeding concerning the construction, validity, enforcement and interpretation of this Agreement shall be Denver County, Colorado, and further expressly consents to personal jurisdiction in the federal or state courts in the State of Colorado.

     18.     Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
     19.     Confidentiality of this Agreement. The parties agree that the terms of this Agreement are confidential. Executive shall not divulge or publicize the terms hereof except as may be necessary to enforce the promises, covenants and/or understandings contained herein or as either party may be required to do so by law, court order, subpoena or other judicial action or government taxing authorities. Executive may disclose the contents of this Agreement to his immediate family, attorneys and accountants, provided however, that any further disclosure of the terms of this Agreement by any of these persons to anyone not included within the terms of this paragraph may be deemed a breach of the Agreement by Executive. The Related Companies shall be entitled to disclose the terms of this Agreement as required in connection with compliance or intended compliance with any Canadian or US legislation.
     20.     Arbitration Provisions. Executive and the Company mutually agree to resolve all legal claims that either party may have (including, without limitation, claims related to employment, application or candidacy for employment, or cessation of employment with the Company) through binding arbitration subject to the terms and conditions provided below. Notwithstanding the foregoing, (a) either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of law to protect common law or contractual trade-secret or confidential-information rights and to prevent unfair competition, until such time as an arbitration of all issues of final relief regarding same can be conducted, and (b) insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this agreement. Claims covered by this arbitration agreement will be pursued in an individual claimant proceeding and not as part of representative, collective, or class action. This Agreement does not prevent the filing of charges with administrative agencies, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or equivalent state agencies. Nothing in this Agreement prevents a party from participating in any investigation or proceeding conducted by such an agency. However, Executive agrees not to pursue or accept any legal remedies against Company through any procedure or forum other than arbitration provided for in this agreement. This agreement will be controlled by the Federal Arbitration Act (FAA) and enforced pursuant to the FAA, except that state law may be applied where necessary to make this agreement enforceable if the FAA does not apply.
     The arbitration will be conducted by a mutually agreeable arbitration service or the American Arbitration Association (AAA) in Denver, Colorado if no other service is agreed upon. The arbitrator(s) will be selected from a panel of no less than seven alternatives through mutual agreement or a process of alternating strikes. To initiate a claim, the complaining party will send a written demand to the opposing party explaining the basis for the claim and the relief sought under a heading “Demand for Arbitration.” The arbitrator(s) shall be duly licensed to practice law in the state where the claim arises. Each party will be allowed at least one deposition. Upon request of either party, and at the expense of the requesting party(s), the arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to apply a cause of action or remedy that could not be applied by a court of law in the jurisdiction where the dispute arises under the same facts and circumstances. Upon motion of either party the arbitrator(s) shall dismiss any claim that would be subject to dismissal under the federal summary judgment standard for that claim. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this agreement, to enforce an arbitration award, or to vacate an arbitration award. In actions seeking to vacate an award, the standard of review applied to the arbitration decision will be the same as that applied by an appellate court reviewing the decision of a trial court sitting without a jury, without any special deference to the arbitrator. A record created by non-stenographic means (e.g., tape recording) can be used with cost of any certified transcription of same used for appeal borne by the appealing party. In all other respects, the arbitration procedure will be conducted in accordance with the American Arbitration Association’s employment dispute resolution rules or other mutually agreeable, arbitration service rules.
     The Company will pay the arbitration fees and expenses less any filing fee amount that Executive would otherwise have to pay to pursue a comparable lawsuit in a United States district court or state court (whichever is less) in the jurisdiction where the dispute arises. All cost and fee payment obligations will be subject to a final arbitration award on who should bear arbitration costs and fees in accordance with applicable law. Except for those costs otherwise provided for above, each party will bear its own attorney’s fees and costs unless otherwise awarded by the arbitrator. Executive and the Company expressly waive trial by jury for all claims covered by this agreement. All other rights, remedies, exhaustion requirements, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.
     21.     Notice and Early Resolution Conference. The parties recognize that it is not possible to anticipate every possible issue that may arise relative to the protection of legitimate business interests in a changing business environment Accordingly, Executive agrees that during employment with the Related Companies and for a period of one (1) year thereafter, Executive will give Company thirty (30) days written notice before going to work for a Competing Business, and agrees to meet with Company (if the Company so requests) to negotiate in a good faith effort to determine what restrictions should be applicable to Executive’s activities in his new position. No rights of either party will be waived if the parties do not come to an agreement and/or the Company elects not to have such a conference.
     22.     Reconciliation of Existing Rights and Interests. Executive agrees that any and all rights to the use and control of Trade Secrets, Confidential Information, proprietary training, and Company goodwill, that Executive may have acquired in the course of past association with the Company are hereby transferred to Company if same are not already exclusively held by Company, and Executive waives any and all claims that Executive may have to the contrary.
     23.     Third Party Beneficiary. The protections and rights provided to the
Company through this contract shall inure to the benefit of Parent and Related Companies as third party beneficiaries, and shall be fully enforceable by the Parent and Related Companies to protect and promote their interests, to the maximum extent allowed by law.

     24.     Definitions.
            (a) “Base Salary” shall mean the annual base salary amount provided for in paragraph 4(a) hereof.
            (b) “Cause” shall mean:
      (i) the continued and willful failure of Executive to perform substantially Executive’s duties with the Related Companies (other than any such failure resulting from incapacity due to physical or mental illness), after:
     (A) a written notice is delivered to Executive by the governance committee of the Parent’s Board of Directors that identifies the manner in which the Executive has not substantially performed Executive’s duties, and,
     (B) reasonable opportunity of not less than thirty (30) days is given the Executive to cure the performance failure; or,
      (ii) the engaging by Executive in illegal conduct or acts or moral turpitude including but not limited to crimes of dishonesty or any other conduct which is materially injurious to the Company or which violates the Code of Ethical Behavior of the Company or which violates any other material policy of the Company.
            (c) “Change in Control” shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Parent is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:
      (i) any change in the “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Parent, whether through the ownership of voting securities, by contract or otherwise;
      (ii) any person or group (as defined herein) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 35% or more of the combined voting power of the Parent’s then outstanding securities (other than the Parent or any employee benefit plan of the Parent; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Parent’s securities by either of the foregoing),

      (iii) there shall be consummated:
     (A) any consolidation or merger of the Parent in which the Parent is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Parent in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or
     (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent other than any such transaction with entities in which the holders of Parent common stock, directly or indirectly, have at least a 65% ownership interest;
      (iv) the stockholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Parent, or
      (v) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), or contested election (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board;
provided that, solely in the case of an event described under sub-clause (ii) or sub-clause (iii)(A) of this clause (c), if there is no material change in the Executive’s position or compensation or relocation in excess of twenty (20) miles from the office location at the time of the Effective Date of this Agreement to the detriment of the Executive associated with such event, such event shall be deemed not to be a Change in Control if either (1) the Executive is provided with a similar employment agreement having a term of at least two years and containing substantively identical terms and conditions (or at least terms and conditions no less favorable to Executive) (including, without limitation, position and duties, reporting responsibility, base salary and benefits, and change in control, termination, and severance payment rights), or (2) this Agreement continues in full force and effect; except that with respect to either of the agreements referenced in the immediately preceding clauses (1) and (2), if consummation of such event results in the privatization of the Parent and Executive is an equity participant in such privatization transaction, then if the only diminution in Executive’s duties in the referenced agreements is the loss of duties directly associated with the Parent’s former public company status, the event shall not constitute a Change in Control.
            (d) “Competing Business” means any entity or person other than the Related Companies that is engaged in development, production, marketing or selling of a “Conflicting Product.”

            (e) “Conflicting Product” means products or services that would displace, compete with, or interfere with the products or services of Related Company that Executive worked with. In this regard, the Related Companies’ products and services are understood to be of the following nature:
      (i) technical support services to the direct broadcast satellite and cable industries including, without limitation, new installations, reconnections, disconnections, service upgrades and downgrades and service calls at the premises of subscribers of broadband video, data and voice technologies; and
      (ii) products related to the provision of the above technical support services.
            (f) “Customer” means any person or entity that has a business relationship with a Related Company and that Executive has contact with, supervises contact with, or handles Confidential Information about at any time during the last two (2) years or less of his employment with Company.
            (g) “Employment Term” shall mean the continuous period of employment that begins upon the Effective Date of this Agreement and that ends as provided for in Section 5.
            (h) “Good Reason” shall mean:
      (i) a material breach by the Company of a material provision of this Agreement;
      (ii) a change in the location of Executive’s position of over twenty (20) miles or that otherwise requires the relocation of Executive’s residence, unless the relocation is agreed to in writing by the Executive;
      (iii) a material change in the position, duties and/or responsibilities of Executive (including, without limitation, a change that requires Executive to report to a lesser position than the CEO or that results in Executive no longer serving as the CLO of a public company) or a change in compensation, in each case, to the detriment of the Executive; except that if Executive is no longer serving as the CLO of a public company solely as the result of consummation of an event described under sub-clause (ii) or sub-clause (iii)(A) of Section 24(c) hereof that results in the privatization of the Parent and Executive is an equity participant in such privatization transaction, then Executive’s loss of duties directly associated with the Parent’s former public company status shall not constitute Good Reason;
      (iv) a failure by the Parent to maintain adequate directors’ and officers’ liability insurance; or
      (v) a Change in Control

that is not cured by the Company within ten (10) days after Executive gives the Company written notice of the Good Reason.
            (i) “Initial Term” shall be the period beginning upon the Effective Date of this Agreement and continuing for a period of three (3) years.
            (j) “Parent” means 180 Connect Inc., a corporation incorporated in the State of Delaware.
            (k) “Related Companies” means the Parent, the Company and their respective Subsidiaries.
            (1) “Renewal Term” shall be a new and independent term that shall last for a period of one (1) year from the date of the expiration of the immediately preceding term.
            (m) “Restricted Period” means during Executive’s employment with the Related Companies and for one (1) year thereafter.
            (n) “Severance Payment” shall mean an aggregate sum equal to (i) one (1) year of Executive’s annual Base Salary and Vehicle Allowance, plus (ii) an amount equal to 50% of Executive’s Base Salary pro-rated for the number of days elapsed in the year of termination through the date of termination (e.g., if Executive’s date of termination is the 100th day of a 365-day year, the amount for this clause (ii) shall be the product of 100/365 x 0.50 x Executive’s Base Salary).
            (o) “Subsidiaries” shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Parent directly or owned by the Parent indirectly through one of more Subsidiaries.
            (p) “Vehicle Allowance” shall mean the monthly vehicle allowance amount provided for in paragraph 4(a) hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below, with the understanding that the Effective Date of this Agreement is October 17, 2007.

180 CONNECT, INC.
By:	/s/ Peter Giacalone
	Name:	Peter Giacalone
	Title:	Chief Executive Officer
	Date:	December 21, 2007

EXECUTIVE
By:	/s/ Kyle M. Hall
	Name:	Kyle M. Hall
	Date:	December 21, 2007